Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports First Quarter Results

Terre Haute, Indiana, April 25, 2023 – First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2023.

●	Net income was $16.0 million compared to the $20.9 million reported for the same period of 2022, which included the proceeds of a legal settlement and pandemic related reserve releases, both of which were non-recurring events;
●	Diluted net income per common share of $1.33 compared to $1.67 for the same period of 2022;
●	Return on average assets was 1.32% compared to 1.63% for the three months ended March 31, 2022;
●	Credit loss provision was $1.8 million compared to negative provision of $6.6 million for the first quarter 2022; and
●	Pre-tax, pre-provision net income was $21.4 million compared to $19.7 million for the same period in 2022.[1]

1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Average Total Loans

Average total loans for the first quarter of 2023 were $3.07 billion versus $2.78 billion for the comparable period in 2022, an increase of $292 million or 10.5%. On a linked quarter basis, average loans increased $53 million or 1.76% from $3.02 billion as of December 31, 2022.

Total Loans Outstanding

Total loans outstanding as of March 31, 2023, were $3.08 billion compared to $2.80 billion as of March 31, 2022, an increase of $275 million or 9.82%, primarily driven by increases in Commercial Construction and Development, Commercial Real Estate, and Consumer Auto loans. On a linked quarter basis, total loans increased $12.6 million or 0.41% from $3.07 billion as of December 31, 2022.

“We are pleased with our first quarter results, as we experienced another quarter of loan growth and expansion of our net interest margin, contributing to our eighth consecutive quarter of net interest income growth. Our pre-tax, pre-provision net income was at near record levels and expenses were well controlled,” said Norman L. Lowery, Chairman and Chief Executive Officer. “With the turbulent environment that arose in the financial services industry towards the end of the quarter, our balance sheet remains strong, our liquidity is stable, and our capital levels remain strong.”

Average Total Deposits

Average total deposits for the quarter ended March 31, 2023, were $4.25 billion versus $4.43 billion as of March 31, 2022.

Total Deposits

Total deposits were $4.17 billion as of March 31, 2023, compared to $4.40 billion as of March 31, 2022. On a linked quarter basis, total deposits decreased $203.5 million, or 4.66% from $4.37 billion.

Shareholder Equity

Shareholder equity at March 31, 2023, was $505.5 million compared to $525.4 million on March 31, 2022. The decrease resulted in part from the return of $18.0 million of capital to shareholders through the repurchase of 413,311 shares of the Corporation’s common stock, as well as a $0.54 semi-annual dividend and a $0.20 special dividend paid in the first quarter of 2023. The possible repurchase of an additional 830,220 shares remain under the current authorization. The decrease in equity is also reflective of higher interest rates which affected the accumulated other comprehensive income (“AOCI”) on investments available for sale. AOCI decreased $55 million in comparison to March 31, 2022, but increased $14 million in comparison to December 31, 2022.

Book Value Per Share

Book Value per share was $41.89 at March 31, 2023, compared to $42.25 at March 31, 2022, partially driven by the aforementioned return of capital to our shareholders. On a linked quarter basis, the March 31, 2023 book value per share is a 6.21% increase over the December 31, 2022 book value per share of $39.44.

Tangible Common Equity to Tangible Asset Ratio

The Corporation’s tangible common equity to tangible asset ratio was 8.63% at March 31, 2023, compared to 8.65% at March 31, 2022, partially driven by the aforementioned share repurchases.

Net Interest Income

Net interest income for the first quarter of 2023 was $44.3 million, compared to $37.8 million reported for the same period of 2022, an increase of $6.5 million or 17.25%. Notwithstanding increased funding costs and two fewer days in the quarter, on a linked quarter basis net interest income increased $677 thousand or 1.55% from the quarter ended December 31, 2022.

Net Interest Margin

The net interest margin for the quarter ended March 31, 2023, was 3.96% compared to the 3.16% reported at March 31, 2022, an increase of 80 basis points or 25.32%. On a linked quarter basis, the net interest margin increased 15 basis points from 3.81% as of December 31, 2022. Loan yield increased 29 basis points quarter over quarter, while the cost of interest-bearing deposits increased 21 basis points.

Nonperforming Loans

Nonperforming loans as of March 31, 2023, were $12.1 million versus $8.4 million as of March 31, 2022. The ratio of nonperforming loans to total loans and leases was 0.39% as of March 31, 2023, versus 0.30% as of March 31, 2022.

Credit Loss Provision

The provision for credit losses for the three months ended March 31, 2023, was $1.8 million, compared to negative provision of $6.6 million for the first quarter 2022, which took into account revised assumptions resulting in reserve releases following pandemic period increases.

Net Charge-Offs

In the first quarter of 2023 net charge-offs were $2.0 million compared to $1.2 million in the same period of 2022.

Allowance for Credit Losses

The Corporation’s allowance for credit losses as of March 31, 2023, was $39.6 million compared to $40.5 million as of March 31, 2022. The allowance for credit losses as a percent of total loans was 1.29% as of March 31, 2023, compared to 1.44% as of March 31, 2022. On a linked quarter basis, the allowance for credit losses as a percent of total loans decreased 1 basis point from 1.30% as of December 31, 2022.

Non-Interest Income

Non-interest income for the three months ended March 31, 2023 and 2022 was $9.4 million and $13.7 million, respectively. Non-interest income for the first quarter of 2022 included the aforementioned legal settlement of $4.0 million.

Non-Interest Expense

Non-interest expense for the three months ended March 31, 2023, was $32.3 million compared to $31.3 million in 2022, reflecting strong expense control. This increase is inclusive of an 83.88% increase in FDIC assessments from $428 thousand in the first quarter of 2022 to $787 thousand for the same period in 2023. Salaries increased $118 thousand or 0.91% to $13.1 million in the first quarter of 2023 versus the same period in 2022 and includes a $15 minimum hourly wage adopted in September 2022 as well as a 4.2% merit increase for 2023.

Efficiency Ratio

The Corporation’s efficiency ratio was 58.73% for the quarter ending March 31, 2023, versus 59.54% for the same period in 2022.

Income Taxes

Income tax expense for the three months ended March 31, 2023, was $3.6 million versus $5.8 million for the same period in 2022. The effective tax rate for 2023 was 18.42% compared to 21.79% for 2022. Pretax income for the first quarter 2022 was significantly higher than pretax income for first quarter 2023. Since our permanent differences remained similar, income was the driving factor for the decrease in effective tax rate.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A., the fifth oldest national bank in the United States, operates 71 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
END OF PERIOD BALANCES
Assets	$4,866,821	$4,989,281	$5,081,794
Deposits	$4,165,398	$4,368,871	$4,395,190
Loans, including net deferred loan costs	$3,080,044	$3,067,438	$2,804,650
Allowance for Credit Losses	$39,620	$39,779	$40,516
Total Equity	$505,499	$475,284	$525,444
Tangible Common Equity (a)	$412,118	$381,585	$431,629

AVERAGE BALANCES
Total Assets	$4,851,484	$4,930,611	$5,149,642
Earning Assets	$4,613,126	$4,690,594	$4,927,680
Investments	$1,407,944	$1,393,753	$1,468,471
Loans	$3,068,716	$3,015,903	$2,777,168
Total Deposits	$4,252,161	$4,383,505	$4,427,806
Interest-Bearing Deposits	$3,407,590	$3,509,416	$3,525,766
Interest-Bearing Liabilities	$96,160	$84,210	$106,005
Total Equity	$487,834	$438,767	$565,123

INCOME STATEMENT DATA
Net Interest Income	$44,335	$43,658	$37,811
Net Interest Income Fully Tax Equivalent (b)	$45,654	$44,724	$38,908
Provision for Credit Losses	$1,800	$2,725	$(6,550)
Non-interest Income	$9,375	$10,568	$13,738
Non-interest Expense	$32,321	$32,501	$31,344
Net Income	$15,980	$16,521	$20,924

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.33	$1.37	$1.67
Cash Dividends Declared Per Common Share	$—	$0.74	$—
Book Value Per Common Share	$41.89	$39.44	$42.25
Tangible Book Value Per Common Share (c)	$34.16	$28.67	$34.71
Basic Weighted Average Common Shares Outstanding	12,058	12,037	12,538

(a)Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder’s equity.
(b)Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c)Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder’s equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Return on average assets	1.32%	1.34%	1.63%
Return on average common shareholder's equity	13.10%	15.06%	14.81%
Efficiency ratio	58.73%	58.78%	59.54%
Average equity to average assets	10.06%	8.90%	10.97%
Net interest margin (a)	3.96%	3.81%	3.16%
Net charge-offs to average loans and leases	0.26%	0.32%	0.18%
Credit loss reserve to loans and leases	1.29%	1.30%	1.44%
Credit loss reserve to nonperforming loans	328.06%	414.36%	481.24%
Nonperforming loans to loans and leases	0.39%	0.31%	0.30%
Tier 1 leverage	11.30%	10.78%	9.94%
Risk-based capital - Tier 1	14.27%	13.58%	14.46%

(a)	Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Accruing loans and leases past due 30-89 days	$18,934	$28,875	$13,698
Accruing loans and leases past due 90 days or more	$1,157	$1,119	$707
Nonaccrual loans and leases	$10,920	$8,481	$7,712
Other real estate owned	$336	$337	$236
Nonperforming loans and other real estate owned	$12,413	$9,937	$13,197
Total nonperforming assets	$15,327	$12,923	$16,728
Gross charge-offs	$4,376	$4,388	$3,254
Recoveries	$2,417	$1,947	$2,015
Net charge-offs/(recoveries)	$1,959	$2,441	$1,239

Non-GAAP Reconciliations	Three Months Ended March 31,
	2023	2022
($in thousands, except EPS)
Income before Income Taxes	$19,589	$26,755
Provision for credit losses	1,800	(6,550)
Provision for unfunded commitments	—	(500)
Pre-tax, Pre-provision Income	$21,389	$19,705

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2023	2022

	(unaudited)
ASSETS
Cash and due from banks	$82,621	$222,517
Federal funds sold	12,931	9,374
Securities available-for-sale	1,340,781	1,330,481
Loans:
Commercial	1,798,240	1,798,260
Residential	675,978	673,464
Consumer	598,299	588,539
	3,072,517	3,060,263
(Less) plus:
Net deferred loan costs	7,527	7,175
Allowance for credit losses	(39,620)	(39,779)
	3,040,424	3,027,659
Restricted stock	15,384	15,378
Accrued interest receivable	20,402	21,288
Premises and equipment, net	68,158	66,147
Bank-owned life insurance	116,117	115,704
Goodwill	86,985	86,985
Other intangible assets	6,396	6,714
Other real estate owned	336	337
Other assets	76,286	86,697
TOTAL ASSETS	$4,866,821	$4,989,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$830,233	$857,920
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	58,476	50,608
Other interest-bearing deposits	3,276,689	3,460,343
	4,165,398	4,368,871
Short-term borrowings	108,584	70,875
FHLB advances	34,585	9,589
Other liabilities	52,755	64,653
TOTAL LIABILITIES	4,361,322	4,513,988

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,137,220 in 2023 and 16,114,992 in 2022
Outstanding shares-12,065,888 in 2023 and 12,051,964 in 2022	2,012	2,012
Additional paid-in capital	143,408	143,185
Retained earnings	630,809	614,829
Accumulated other comprehensive income/(loss)	(125,589)	(139,974)
Less: Treasury shares at cost-4,071,332 in 2023 and 4,063,028 in 2022	(145,141)	(144,759)
TOTAL SHAREHOLDERS’ EQUITY	505,499	475,293
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,866,821	$4,989,281

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022

INTEREST INCOME:
Loans, including related fees	$44,595	$32,357
Securities:
Taxable	6,236	4,583
Tax-exempt	2,598	2,348
Other	1,271	365
TOTAL INTEREST INCOME	54,700	39,653
INTEREST EXPENSE:
Deposits	9,527	1,676
Short-term borrowings	808	82
Other borrowings	30	84
TOTAL INTEREST EXPENSE	10,365	1,842
NET INTEREST INCOME	44,335	37,811
Provision for credit losses	1,800	(6,550)
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	42,535	44,361
NON-INTEREST INCOME:
Trust and financial services	1,317	1,372
Service charges and fees on deposit accounts	6,818	6,654
Other service charges and fees	204	106
Securities gains (losses), net	—	5
Interchange income	47	118
Loan servicing fees	285	359
Gain on sales of mortgage loans	180	662
Other	524	4,462
TOTAL NON-INTEREST INCOME	9,375	13,738
NON-INTEREST EXPENSE:
Salaries and employee benefits	17,158	17,342
Occupancy expense	2,599	2,522
Equipment expense	3,299	2,907
FDIC Expense	787	428
Other	8,478	8,145
TOTAL NON-INTEREST EXPENSE	32,321	31,344
INCOME BEFORE INCOME TAXES	19,589	26,755
Provision for income taxes	3,609	5,831
NET INCOME	15,980	20,924
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	14,238	(68,914)
Change in funded status of post retirement benefits, net of taxes	147	315
COMPREHENSIVE INCOME (LOSS)	$30,365	$(47,675)
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.33	$1.67
Weighted average number of shares outstanding (in thousands)	12,058	12,538